Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

THOMAS M. MONTGOMERY ELECTED SENIOR VICE PRESIDENT AND COMPTROLLER

BERWYN, PA, FEBRUARY 4, 2016 – AMETEK, Inc. (NYSE: AME) today announced that the Board of Directors has elected Thomas M. Montgomery as Senior Vice President and Comptroller, effective May 15, 2016. Mr. Montgomery currently serves as Vice President, Planning & Analysis.

“I am pleased to announce Tom’s well deserved promotion to Senior Vice President and Comptroller. Tom has made significant contributions across a number of key business and corporate finance roles during his 32 year career with AMETEK,” commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “His broad financial background and excellent leadership skills make him well suited for this role,” continued Mr. Hermance.

Mr. Montgomery joined AMETEK in 1983 as a Co-Op student in our Tax Department and full-time in 1984. Tom was promoted to successively more responsible roles in accounting, auditing and controllership including as Audit Manager, Division Vice President and Controller at Specialty Metal Products and Director, Operational Accounting before being promoted to Director, Financial Planning & Analysis in 2005. Mr. Montgomery was promoted to his current role as Vice President, Planning & Analysis in 2012.

Mr. Montgomery holds a BS in Accounting from the University of Delaware.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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